CARVER CEO DEBORAH C. WRIGHT TO TRANSITION TO NON-EXECUTIVE CHAIRMAN;
PRESIDENT AND COO MICHAEL T. PUGH NAMED CEO EFFECTIVE JANUARY 1, 2015

New York, NY, November 17, 2014 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver”), today announced that Deborah C. Wright will retire as Chief Executive Officer effective December 31, 2014, after 15 years of service.

The Board of Directors has named Michael T. Pugh, currently the Company’s President and Chief Operating Officer, as her successor, effective January 1, 2015. Ms. Wright will continue to serve as the Company’s non-executive Chairman of the Board. She will join the Ford Foundation as a Senior Fellow in the Economic Opportunity and Assets program in early 2015.

Michael T. Pugh, 43, is a seasoned retail and commercial banking executive with more than 22 years of experience working across various market cycles. He joined the Company as Chief Revenue Officer in 2012 and was promoted to President and Chief Operating Officer in January 2013. Prior to that, Mr. Pugh worked at Capital One, N.A., as Senior Vice President, Regional Executive and Market President of the Eastern Maryland, Delaware and Washington, D.C. markets. He earned a B.S. degree from Eastern Michigan University.

Robert Holland, Lead Independent Director, said: “We thank Debbie for her many years of service and commitment to Carver. In addition to more than doubling our branch footprint and increasing assets by 65%, Debbie led product innovations including Carver Community Cash, which provides a suite of check cashing and related services to customers who do not have a traditional deposit-based relationship with a bank. A third of Carver Community Cash customers have subsequently opened deposit-based accounts with Carver, reflecting both the community need and strength of the Carver brand. Moreover, Debbie led the successful recapitalization of Carver during the depths of the credit crisis. She has been an integral part of our success and history, and we are pleased to continue to work with her as non-executive chairman.”

“This is the right time for leadership transition at Carver,” Ms. Wright said. “The Bank is now on solid footing, following successful recapitalization of our balance sheet, reengineering of our loan portfolio, and a return to profitability. Having recruited Michael after an extensive search in 2012, and worked side by side with him for more than two years, I am confident he is the right person to lead an excellent team at Carver in achieving its high aspirations. I look forward to continuing to work with Michael and our Board of Directors as Carver deepens its impact in the communities we serve.”

Mr. Holland added: “Michael will bring valuable new perspectives and provide a seamless transition as work continues to execute Carver’s business strategy. Our entire Board looks forward to working with Michael and the Bank’s talented executive team.”

Mr. Pugh said: “I am honored to serve as Carver’s CEO and I join the Board in thanking Debbie for her leadership and contributions to our organization over the past 15 years. Carver has a compelling future ahead as our team concentrates on achieving our financial and operational goals, and continuing a legacy of service to New York City’s urban communities.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution (CDFI) because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighborhoods. Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com